FOR IMMEDIATE RELEASE

CORE MOLDING TECHNOLOGIES REPORTS STRONG Q1 2021 RESULTS

COLUMBUS, Ohio - May 7, 2021 - Core Molding Technologies, Inc. (NYSE American: CMT) (“Core Molding”, “Core” or the “Company”) today announced results for the first quarter ended March 31, 2021.

The Company recorded net income of $3.5 million, or $0.41 per share, for the first quarter 2021 on net sales of $72.8 million. The Company improved operating income as a percent of net sales to 7.3% for the first quarter of 2021 compared to 6.7% for the same period of 2020.

The Company’s net sales increased $8.8 million, or 13.8%, for the first quarter 2021 to $72.8 million compared to $64.0 million in the same period last year. The increase in sales is primarily the result of higher demand from the heavy-duty truck, building product and consumer product markets and due to new business in our power sports market.

Net income for the first quarter of 2021 was $3.5 million compared to $8.0 million for the first quarter 2020. In 2020, the Company recorded a $5.6 million tax benefit from the utilization of net operating loss carrybacks. Excluding the benefit of the net operating loss carrybacks, 2020 first quarter net income was $2.4 million.

“We are excited that our first quarter 2021 results demonstrate that we are driving increased operating margin performance with increased sales. We had year over year first quarter profitability improvement on increased sales as well as sequential quarterly profitability improvement, as first quarter of 2021 operating income increased nearly 80% on sales increase of 20% as compared to the fourth quarter of 2020. The Company implemented a robust operating system as part of its recent transformation and our results reflect the stability this new operating system provides that allowed the Company to deliver higher profit margins even as demand rapidly increased,” said David Duvall, President and Chief Executive Officer.

The Company used cash flows for operations in the first quarter of $0.5 million compared to generating $5.4 million for the same period of 2020. In the first quarter of 2021, higher net sales resulting in higher accounts receivable and the strategic decision to hold additional inventory due to possible raw material supply disruptions increased the Company’s working capital requirements.

First Quarter 2021 Compared to First Quarter 2020:
1.Net sales were $72.8 million compared to $64.0 million.
2.Product sales were $69.1 million compared to $61.9 million.
3.Gross margin was 17.5% compared to 16.8%.
4.Selling, general and administrative expenses were $7.4 million compared to $6.5 million.

5.Operating income was $5.3 million compared to operating income of $4.3 million.
6.Net income was $3.5 million, or $0.41 per share, compared to net income of $8.0 million, or $0.97 per share.
Gross margin was 17.5% of sales for the three months ended March 31, 2021, compared with 16.8% for the three months ended March 31, 2020. The gross margin percentage increase was due to favorable product mix and production efficiencies of 4.4%, offset by unfavorable net changes in selling prices and raw material costs of 3.7%.
“Although raw material costs increased due to supply constraints and unprecedented winter weather conditions in Texas and Mexico during the first quarter, we were able to offset the cost increases with a favorable product mix and strong operational performance,” said Eric Palomaki, Executive Vice President of Operations and Research and Development. “There is no doubt that these supply chain shortages could be used as an excuse for underperformance, but I am proud of the team at Core who rose to the challenge to mitigate the effects of the supply constraints and who are relentlessly looking to the future to strengthen our supply chain and avoid supply challenges that most manufacturing organizations are facing this year,” concluded Palomaki.

First quarter 2021 selling, general and administrative expenses increased 13% or $0.9 million compared to the same period in 2020 due primarily to higher labor costs and professional fees.

First quarter operating income improved to $5.3 million, or 7.3% of net sales, from an operating income of $4.3 million, or 6.7% of net sales, in the first quarter of 2020. “The Company improved profitability while at the same time investing in additional resources to grow the Company going forward,” said John Zimmer, Executive Vice President and Chief Financial Officer. “The Company plans to continue to invest in its human capital to position itself for long-term profitable growth,” concluded Zimmer.

Financial Position at March 31, 2021:
7.Total assets of $179.8 million.
8.Revolving line of credit debt of $3.0 million.
9.Term loan debt of $27.2 million.
10.Stockholders’ equity of $97.6 million.

The Company’s debt to equity ratio as of March 31, 2021 was 30.9%. “The Company’s financial position continues to be very strong with total debt outstanding of $30.2 million and a leverage ratio of 1.27 times EBITDA,” said Zimmer. “As a result of restructuring our debt in 2020, the Company was able to reduce its interest expense to $0.6 million in the first quarter of 2021 compared to $1.2 million in the first quarter of 2020,” concluded Zimmer.

Outlook
Looking forward, based on industry analysts’ projections and customer forecasts, the Company expects sales levels for 2021 to increase compared to 2020.  In the Company’s largest market, North American heavy-duty truck, ACT Research is forecasting production to increase approximately 41%.  In several other industries the Company serves, customers are forecasting higher demand in 2021 including in the building products, power sports, and consumer goods markets.  The Company and our customers have experienced supply disruptions and material cost increases due to storms, port delays, supplier force majeure as well as overall heavy global demand for certain materials. Although some of the supply disruptions have started to subside, we anticipate the disruptions to continue to impact revenues through the remainder of 2021.

The Company incurred increased raw material costs in the first quarter of 2021 and anticipates higher raw material costs to continue through the remainder of 2021. For a majority of our business, the Company has the ability to pass through a portion, but not all, of the cost increases to its customers.

“Core Molding and the markets we serve are seeing increases in demand and challenges with the supply of many raw materials. This dynamic makes it much more important to have a strong operating system to effectively compensate for the erratic variation in supply and demand,” said Duvall. “It has been both challenging and highly rewarding, for the team, to see the dramatic improvements in our ability to execute well, given the challenges in the market. An inspired team and a culture of excellence in executing have always been the foundation for our transformation and the cornerstone of our business model going forward,” concluded Duvall.

“With the foundation of our business transformation solidified we are now able to effectively leverage our ability to execute and focus on transforming the Company’s ‘Go-To-Market’ strategy. A key strategic direction for Core is to integrate systems and resources, enabling ‘Technical Solution Sales’ to leverage our large portfolio of processes into high value customer solutions. We are increasing our investments in materials development, rapid prototyping technologies and applications engineering to create the infrastructure that will enable Core to better serve our customer partners with composite solutions that combine our portfolio of processes into solutions and conversions that are lighter weight, higher performance and reduce the number of components,” said Duvall.

About Core Molding Technologies, Inc.

Core Molding Technologies and its subsidiaries operate in one operating segment as a molder of thermoplastic and thermoset structural products. The Company's operating segment consists of one reporting unit, Core Molding Technologies. The Company offers customers a wide range of manufacturing processes to fit various program volume and investment requirements. These processes include compression molding of sheet molding compound ("SMC"), resin transfer molding ("RTM"), liquid molding of dicyclopentadiene ("DCPD"), spray-up and hand-lay-up, direct long-fiber thermoplastics ("D-LFT") and structural foam and structural web injection molding ("SIM"). Core Molding Technologies serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction, and other commercial products. The demand for Core Molding Technologies’ products is affected by economic conditions in the United States, Mexico, and Canada. Core Molding Technologies’ manufacturing operations have a significant fixed cost component.

Accordingly, during periods of changing demand, the profitability of Core Molding Technologies’ operations may change proportionately more than revenues from operations.

This press release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies' operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies' control.  Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expect,” “intend,” “plans,” “projects,” “believes,” “estimates,” “encouraged,” “confident” and similar expressions are used to identify these forward-looking statements. These uncertainties and factors could cause Core Molding Technologies' actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this Quarterly Report on Form 10-Q: business conditions in the plastics, transportation, marine and commercial product industries (including changes in demand for truck production); federal and state regulations (including engine emission regulations); general economic, social, regulatory (including foreign trade policy) and political environments in the countries in which Core Molding Technologies operates; the adverse impact of coronavirus (COVID-19) global pandemic on our business, results of operations, financial position, liquidity or cash flow, as well as impact on customers and supply chains; safety and security conditions in Mexico and Canada; fluctuations in foreign currency exchange rates; dependence upon certain major customers as the primary source of Core Molding Technologies’ sales revenues; efforts of Core Molding Technologies to expand its customer base; the ability to develop new and innovative products and to diversify markets, materials and processes and increase operational enhancements; ability to accurately quote and execute manufacturing processes for new business; the actions of competitors, customers, and suppliers; failure of Core Molding Technologies’ suppliers to perform their obligations; the availability of raw materials; inflationary pressures; new technologies; regulatory matters; labor relations; labor availability; a work stoppage or labor disruption at one of our union locations or one of our customer or supplier locations; the loss or inability of Core Molding Technologies to attract and retain key personnel; the Company's ability to successfully identify, evaluate and manage potential acquisitions and to benefit from and properly integrate any completed acquisitions; federal, state and local environmental laws and regulations; the availability of sufficient capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees and other customer charges; risk of cancellation or rescheduling of orders; management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; inadequate insurance coverage to protect against potential hazards; equipment and machinery failure; product liability and warranty claims; and other risks identified from time to time in Core Molding Technologies’ other public documents on file with the Securities and Exchange

Commission, including those described in Item 1A of the Annual Report on Form 10-K for the year ended December 31, 2020.

Company Contact: John Zimmer Exec Vice President & Chief Financial Officer 614-870-5604 jzimmer@coremt.com

(See Accompanying Tables)

CORE MOLDING TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, expect per share data)

	Three Months Ended
	March 31,
	2021
Net sales:
Products	$69,133	$61,930
Tooling	3,696	2,093
Total net sales	72,829	64,023

Total cost of sales	60,111	53,257

Gross margin	12,718	10,766

Selling, general and administrative expense	7,372	6,505

Operating income	5,346	4,261

Other income and expense
Interest expense	579	1,174
Net periodic post-retirement benefit cost	(40)	(20)
Total other income and expense	539	1,154

Income before taxes	4,807	3,107

Income tax expense (benefit)	1,351	(4,854)

Net income	3,456	7,961

Net income per common share:
Basic	$0.41	$0.97
Diluted	$0.41	$0.97
Weighted average shares outstanding:
Basic	7,985,000	7,882,000
Diluted	7,992,000	7,882,000

Condensed Consolidated Balance Sheets

(in thousands)	As of 03/31/2021 (Unaudited)	As of 12/31/2020
Assets:
Cash	$3,027	$4,131
Accounts Receivable, net	40,202	27,584
Inventories, net	20,373	18,360
Other Current Assets	6,221	6,403
Right of Use Asset	4,346	2,754
Property, Plant and Equipment, net	74,000	74,052
Goodwill	17,376	17,376
Intangibles, net	11,029	11,516
Other Long-Term Assets	3,211	3,332
Total Assets	$179,785	$165,508

Liabilities and Stockholders' Equity
Current Portion of Long-Term Debt	$2,938	$2,535
Revolving Debt	3,001	420
Accounts Payable	25,465	16,994
Compensation and Related Benefits	7,300	8,305
Accrued Other Liabilities	5,906	6,322
Lease Liability	4,306	2,693
Long-Term Debt	24,226	25,198
Post Retirement Benefits Liability	9,048	9,109
Stockholders' Equity	97,595	93,932
Total Liabilities and Stockholders' Equity	$179,785	$165,508

	Three Months Ended
	March31,
	2021	2020
Cash flows from operating activities:
Net income	$3,456	$7,961

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,049	2,823
Deferred income tax	—	517
Share-based compensation	318	316
Losses (gains) on foreign currency	235	(74)
Change in operating assets and liabilities:
Accounts receivable	(12,618)	4,389
Inventories	(2,013)	2,050
Prepaid and other assets	303	(4,882)
Accounts payable	8,283	(7,444)
Accrued and other liabilities	(1,385)	(184)
Post retirement benefits liability	(140)	(93)
Net cash provided by (used in) operating activities	(512)	5,379

Cash flows from investing activities:
Purchase of property, plant and equipment	(2,436	(456
Net cash used in investing activities	(2,436	(456

Cash flows from financing activities:
Gross repayments on revolving line of credit	(5,915)	(38,814
Gross borrowings on revolving line of credit	8,496	34,582
Payment of deferred loan costs	(2)	—
Payments related to the purchase of treasury stock	(47)	—
Payment of principal on term loan	(688)	(1,125)
Net cash provided by (used in) financing activities	1,844	(5,357)

Net change in cash and cash equivalents	(1,104)	(434

Cash and cash equivalents at beginning of period	4,131	1,856

Cash and cash equivalents at end of period	$3,027	$1,422

Cash paid for:
Interest	$467	$1,088
Income taxes	$2,560	$185
Non cash investing activities:
Fixed asset purchases in accounts payable	$99	$184